UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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MONOLITHIC POWER SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

n/a
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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1

2021 Annual Meeting of Stockholders

Supplemental Information Regarding:

Proposal Three – Advisory Vote to Approve Named Executive Officer Compensation

Commencing on or about June 7, 2021, the following materials will be used by officers, directors and employees of Monolithic Power Systems, Inc. (“MPS” or the “Company”), as well as proxy solicitors engaged by the Company, to communicate about Proposal Three – Advisory Vote to Approve Named Executive Officer Compensation for the 2021 Annual Meeting of Stockholders to be held on June 10, 2021 (the “Annual Meeting”), and may be sent to certain stockholders. This information supplements information contained in our definitive 2021 proxy statement filed with the Securities and Exchange Commission (“SEC”) on April 30, 2021 (the “Proxy Statement”). This information may be deemed “soliciting material” within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC.

Dear Stockholder:

At the Annual Meeting, our stockholders will vote on the following proposals:

1.

To elect two Class II directors to serve for three-year terms until our annual meeting of stockholders in 2024, or until their respective successors are duly elected and qualified. The nominees for election to the Board of Directors are Eugen Elmiger and Jeff Zhou.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021.
3.	To hold an advisory vote to approve the compensation of our named executive officers.
4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Our Board recommends a vote FOR each of the nominees for election to our Board, FOR the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021, and FOR the advisory approval of our named executive officer compensation. Your vote is very important, and we are requesting your support for each of these proposals.

PROPOSAL THREE – ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The proxy advisory firm Glass, Lewis & Co., LLC (“Glass Lewis”) issued a report on May 19, 2021, recommending, among other things, that our stockholders vote against the advisory approval of our named executive officer compensation, primarily due to what Glass Lewis characterized as the “poor structure” of one particular type of market and performance-based RSU awards (“MPSUs”) within our equity incentive program, as the numbered points below indicate. We believe that this Glass Lewis recommendation is based on insufficient consideration of the facts and material errors in their analysis. For the reasons described below in response to the listed Glass Lewis criticism, we recommend that stockholders vote FOR the advisory approval of our named executive officer compensation, notwithstanding the Glass Lewis recommendation.

1.

Short performance periods for incentive equity awards may fail to sufficiently incentivize long-term thinking among executives and may lead to payouts that are not reflective of a company’s overall health.

Contrary to Glass Lewis’s erroneous conclusion and its lack of fundamental understanding of semiconductor business cycle, our executive compensation program is designed to sustain the Company’s long-term health and align our executive officers’ interests with those of our stockholders. Our Compensation Committee has used essentially our current program for more than a decade, and we believe that program has supported our strong performance in the semiconductor industry. The program designed by our Compensation Committee balances annual cash bonuses with mid-term and long-term performance periods for equity compensation, by overlapping an annual equity program based on revenue performance (measured over a two-year performance period) with an equity program based on stock price performance (measured over a three-year or longer performance period). The length of the performance period is determined by different key financial metrics, including earnings or revenues, or stock price. We believe that our compensation program appropriately focuses on our long-term health, rather than short-term gain, and is designed to incentivize our executives to focus on continuous growth and on building a sustainable business model, which will help drive earnings, top-line growth and stock price performance on a consistent basis.

As stated in the Proxy Statement, the Compensation Committee determined that a design using overlapping two-year performance periods is optimal for the revenue-based PSU awards because of the cyclical nature of the semiconductor industry. A revenue-based performance period that is longer than two years would make it difficult for the Compensation Committee to determine appropriate performance goals due to the volatility from macro-economic and industry-specific conditions. Accordingly, the Compensation Committee granted PSUs to each NEO that are subject to a two-year (2020 and 2021) performance period based on the achievement of revenue during that period.

To complement the PSUs’ two-year performance period, the Compensation Committee granted the MPSUs as an additional market and performance-based award based on the achievement of five stock price hurdles and one business operating goal over a total performance period of three years. The Compensation Committee’s decision to implement this new MPSU award in 2020 was driven by management’s continued confidence in MPS’s future stock performance and to align management incentives with stockholder value creation – our named executive officers earn the MPSUs only if our stockholders experience corresponding appreciation in the value of their MPS stock, whether it occurs in any of years one, two or three of the performance period. This directly aligns the interests of our named executive officers with those of our stockholders, and presents a “win-win” scenario for our stockholders and named executive officers.

2.	The incentive arrangements provide for retesting opportunities, as the MPSUs may be earned based on any 20 consecutive day performance within a three-year window.

Glass Lewis focused its analysis on what it views as universal, “one-size-fits-all” metrics, but failed to take into account our actual performance and the total shareholder return (“TSR”) of our stock.  In addition, Glass Lewis failed to consider our rigorous process for setting the MPSU stock price targets at the beginning of the program, and instead used unreasonable hindsight to conclude that the goals were easy to achieve.  Contrary to Glass Lewis’ conclusion, the Compensation Committee designs our compensation programs to set challenging goals, measure performance and incentivize our executives on a long-term basis.

Since 2013, we have implemented several equity incentive programs similar to the MPSUs based on achievement of rigorous stock price targets, all with the same criteria and using long-term performance periods. We have a proven record of creating positive TSR, and our stockholders have benefitted from the same stock price appreciation that has resulted in incentive compensation payouts for our management. During the period from December 31, 2013 to December 31, 2020, our stock price increased more than 1,000%. During the period from December 31, 2017 to December 31, 2020, our stock price increased more than 230%.

At the time of grant in July 2020, during the continued market uncertainty resulting from the global pandemic, the Compensation Committee set what it believed to be rigorous price targets for the MPSUs, with the highest price target set at a level 21% higher than the grant date stock price. At such time, the Compensation Committee believed that it could take several years to achieve this price target, if it was achieved at all.  The Compensation Committee was motivated by management’s continued confidence in the Company’s future stock performance. To the benefit of MPS and our stockholders, we ended 2020 with year-over-year revenue growth of 34%, outperforming the analog industry’s growth rate by 31 percentage points. We believe that this exceptional performance was a primary cause of the doubling of our stock price during 2020. As a result of this exceptional performance, we achieved the stock price targets set by the Compensation Committee early in the three-year performance period for the MPSUs, and our stock price has remained more than 10% above the highest price target set by the Compensation Committee for the MPSUs. This achievement illustrates the exceptional performance of our management in a difficult period for the industry and reflects our commitment to increasing TSR for our stockholders. Apparently contrary to the views of Glass Lewis, we do not believe our management team should be punished for helping our stockholders achieve exceptional stock price performance in a short timeframe since July 2020.

Our stockholder outreach indicates that the MPSU program is the feature of our executive equity compensation program that best aligns with our stockholders’ investment goals.  Our stockholders have consistently indicated their support for the market-based program and their support for a renewal of the program with new price targets, as soon as the previous targets have been achieved.  We believe that a different designed program with a longer measurement period would, in a typical year, make it difficult, if not impossible, for the Compensation Committee to establish a renewed program until the entire performance period ends, contrary to the wishes of our stockholders.

3.	Excessive maximum payout opportunity for MPSUs may unduly incentivize short-term performance.

While Glass Lewis noted in their report that the maximum payout for the MPSU program was 500% of target, they failed to acknowledge and consider in their analysis that the awards contained rigorous market conditions aimed to incentivize our executives to achieve sustained, long-term performance. We have a proven record over the past several years of implementing market-based equity awards to drive exceptional financial results and TSR, which have helped create significant long-term value for our stockholders:

●

In each of 2013, 2015, 2018 and 2020, the Compensation Committee approved an equity incentive program for our executive officers that was tied to the achievement of rigorous stock price hurdles, among other performance criteria. During the seven-year period since the inception of the equity incentive programs, our GAAP diluted earnings per share (“EPS”) grew 493%, while our non-GAAP diluted EPS grew 375%, as summarized in the table below :

	Diluted EPS
Year	GAAP	% of Increase	Non-GAAP (1)	% of Increase
2013	$0.59		$1.06
2020	$3.50	493%	$5.04	375%

(1)	Refer to Annexure A for a reconciliation between GAAP and Non-GAAP financial measures.

●	Our three-year TSR was more than 100% in each year from 2013 to 2020, other than in 2018, as summarized in the table below:

Year	Three-Year TSR
2013	120%
2014	249%
2015	193%
2016	145%
2017	133%
2018	88%
2019	124%
2020	236%

The sustained, long-term appreciation of our stock price demonstrates that our equity incentive programs, include the MPSU program in 2020, do not unduly incentivize short-term performance or undermine our long-term focus on performance.

●

Since the inception of the MPSU program in July 2020 (in other words, a 10-month period), our stock price has increased approximately 30%. While the performance targets have been achieved, our executives remain focused on building a long-term successful business model that will continue to drive our earnings growth and stock price appreciation.

Earnings and TSR are two examples of key metrics that we believe demonstrate the effectiveness of our annual equity compensation programs over the long run. We strongly believe the maximum payout of our equity program should not be evaluated on a standalone basis without considering other critical factors, such as our financial growth and the stockholder value that our equity programs have helped create and are expected to create on a long-term basis. The Compensation Committee will continue to set rigorous performance goals aligning our equity incentive programs with stockholders’ long-term interests.

Further, the MPSUs are subject to additional time-based vesting conditions, as well as a one-year holding period, which we believe prevents risky manipulation of the program through the pursuit of short-term spikes in our stock price. While the performance targets have been achieved, the executives will not be able to sell the earned shares until July 2024. This encourages them to continue to stay focused on sustainably executing our long-term business plan.

4.	Disconnect between pay and performance, with some deficit between a company’s performance ranking relative to executive pay levels among peers.

Our equity incentive program is a critical tool to incentivize our executive officers and align their interests with those of our stockholders. The Compensation Committee does not grant equity awards irresponsibly. As stated in the Proxy Statement, in 2020, 100% of the total equity incentive awards granted to our executives were tied to the achievement of rigorous performance and market conditions:

●	To achieve the maximum earn-out for the PSUs, our average two-year revenue growth rate must exceed the analog industry's average two-year growth rate by at least 15%.

●	To achieve the maximum earn-out for the MPSUs, our stock price must appreciate at least 21%.

As outlined in #2 and #3 above, we believe the significant increase in our stock price and earnings growth in the past several years demonstrates the effectiveness of our performance-based equity programs in motivating our executive officers to build a sustainable and successful business model, creating value for all stockholders.

In addition, while Glass Lewis noted in their report that our executive compensation has exceeded the average compensation of our peers, they failed to consider that our three-year TSR has also significantly outperformed our peers in each year since 2013 by as much as 174%, as shown in the table below. This achievement demonstrates the alignment of our executives’ compensation to the consistent long-term value creation for our stockholders that exceeded the TSR experienced collectively by our peer group.

	Three-Year TSR
Year	MPS	Peer Group	Excess
2013	120%	3%	117%
2014	249%	75%	174%
2015	193%	51%	142%
2016	145%	62%	83%
2017	133%	52%	81%
2018	88%	46%	42%
2019	124%	62%	62%
2020	236%	97%	139%

FOR ALL OF THE FOREGOING REASONS, AS WELL AS THOSE SET FORTH IN THE PROXY STATEMENT, OUR BOARD RECOMMENDS A VOTE “FOR” PROPOSAL THREE -  ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION.

Annexure A

Reconciliation of GAAP to Non-GAAP Measures (1)

	FY 2020	FY 2013

GAAP net income	$164,375	$22,898
Stock-based compensation expense	85,551	20,701
Cash award	-	(266)
Deferred compensation plan expense	1,057	21
Tax effect	(14,229)	(2,226)
Non-GAAP net income	$236,754	$41,128

GAAP net income per share - diluted	$3.50	$0.59
Non-GAAP net income per share - diluted	$5.04	$1.06
Shares used in the calculation of diluted net income per share	47,014	38,620

(1)

These non-GAAP financial measures are not prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. MPS utilizes both GAAP and non-GAAP financial measures to assess what it believes to be its core operating performance, and to evaluate and manage its internal business and assist in making financial, operating and compensation decisions. Our Compensation Committee also evaluates non-GAAP financial measures when reviewing management’s performances and reaching compensation decisions. MPS believes that the non-GAAP financial measures, together with GAAP measures, provide investors with an alternative presentation useful to their understanding of MPS’s core operating results and trends. Additionally, MPS believes that the inclusion of non-GAAP measures, together with GAAP measures, may provide investors with an additional dimension of comparability to similar companies. However, investors should be aware that non-GAAP financial measures utilized by other companies are not likely to be comparable in most cases to the non-GAAP financial measures used by MPS.